Exhibit 99.1

          Wilson Greatbatch Technologies, Inc. Announces Extension to
                      Agreement with St. Jude Medical, Inc.

Clarence, NY - Friday, October 29, 2004 - Wilson Greatbatch Technologies, Inc. ("WGT") (NYSE:GB) announced today that it has signed an agreement with St. Jude Medical, Inc. ("St. Jude") to extend the terms of their current Supplier Partnering Agreement through the end of 2008. The current Agreement, which includes a commitment by St. Jude to WGT for the supply of a range of components including batteries, filtered feedthroughs, molded components and enclosures, went into effect on January 1, 2004 and was scheduled to expire at the end of 2006.

The current Supplier Partnering Agreement was amended to accommodate St. Jude's commitment to WGT's expanding portfolio of battery technologies for use in future St. Jude Cardiac Rhythm Management ("CRM") device product lines. St. Jude is the first CRM Company to include WGT's QHR high rate, QMR medium rate and Nano battery technologies in their device product development schedule. The execution of this agreement reinforces WGT's role as the primary supplier of advanced power source technology to St. Jude.

Michael J. Coyle, President, St Jude Medical Cardiac Rhythm Management Division, commented, "there has been a long and successful partnership between St. Jude and WGT that extends back many years. We are excited about this opportunity to reinforce this partnership at a time when both Companies are aggressively advancing the technical boundaries of our products."

Wilson Greatbatch Technologies, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.

Contact Information
Wilson Greatbatch Technologies, Inc.
Anthony Borowicz, Investor Relations, 716/759-5809 tborowicz@greatbatch.com





"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Wilson Greatbatch Technologies, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.